Exhibit 99.2

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2014 AND 2013

(UNAUDITED)

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2014 and 2013

TABLE OF CONTENTS

Page
Consolidated Financial Statements:

Consolidated Balance Sheets	1

Consolidated Statements of Income	3

Consolidated Statements of Stockholders’ Equity	4

Consolidated Statements of Cash Flows	5

Notes to Consolidated Financial Statements	6 - 15

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

December 31, 2014 and 2013

(unaudited)

	2014	2013
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$469,549	$1,937,968
Accounts receivable less allowance for doubtful accounts of $10,000	4,106,108	4,496,129
Inventories	3,404,041	4,280,123
Income taxes receivable	71,076	64,000
Prepaid expenses	98,201	92,796
Deferred income taxes	1,210,000	135,000

Total current assets	9,358,975	11,006,016

PROPERTY, PLANT AND EQUIPMENT
Land	9,000	9,000
Buildings and improvements	7,224,922	3,402,270
Machinery and equipment	13,951,851	10,027,999
Computer hardware and software	670,987	491,574
Office furniture and fixtures	158,054	93,159
Installations in progress	—	3,090,561

	22,014,814	17,114,563
Less accumulated depreciation	6,264,924	4,553,717

Net property and equipment	15,749,890	12,560,846

OTHER ASSETS
Goodwill	8,679,091	8,679,091
Customer list, net	833,284	1,563,535

	9,512,375	10,242,626

	$34,621,240	$33,809,488

	2014	2013
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt	$1,163,485	$920,754
Construction lines-of-credit	2,413,779	1,781,885
Revolving line-of-credit	2,050,250	—
Accounts payable	3,039,602	2,217,019
Accrued expenses	1,581,294	1,893,968
Deferred revenue	828,585	1,759,401

Total current liabilities	11,076,995	8,573,027
LONG-TERM LIABILITIES
Long-term debt, less current maturities	20,099,627	18,832,335
Deferred income taxes	1,767,000	2,348,000

Total liabilities	32,943,622	29,753,362

STOCKHOLDERS’ EQUITY
Preferred stock, Series A, par value $.01 per share; 5,000,000 shares authorized and 4,111,907 shares issued and outstanding, total liquidation preference of outstanding shares of $10,026,708	4,028,707	4,028,707
Preferred stock, Series B, par value $.01 per share; 5,000,000 shares authorized and 4,438,093 shares issued and outstanding, total liquidation preference of outstanding shares of $6,432,086	4,138,093	4,138,093
Preferred stock, Series C, par value $.01 per share; 1,000,000 shares authorized and 927,480 shares issued and outstanding, total liquidation preference of outstanding shares of $5,964,377	3,246,178	3,246,178
Preferred stock, Series D, par value $.01 per share; 1,000,000 shares authorized and 1,000,000 shares issued and outstanding, total liquidation preference of outstanding shares of $6,865,242	4,105,731	4,105,731
Common stock, Class A, par value $.01 per share; 200,000 shares authorized and 92,657 share issued and outstanding	927	927
Common stock, Class B, par value $.01 per share; 50,000 shares authorized and 48,093 shares issued and outstanding	481	481
Common stock, Class C, par value $.01 per share; 1,000 shares authorized and 1,000 shares issued and outstanding; issued for no consideration	—	—
Additional paid-in capital	99,000	99,000
Retained earnings (deficit)	(6,890,021)	(4,511,513)
Excess of consideration paid over consideration contributed by continuing stockholder interests	(7,051,478)	(7,051,478)

Total stockholders’ equity	1,677,618	4,056,126

	$34,621,240	$33,809,488

The accompanying notes are an integral part

of these consolidated financial statements.

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

For the Years Ended December 31, 2014 and 2013

(unaudited)

	2014	2013
Net Sales	$27,059,611	$34,675,926
Cost of goods sold	24,999,893	25,962,117

Gross profit	2,059,718	8,713,809
General and administrative expenses	3,550,214	4,674,257

Operating (loss) profit	(1,490,496)	4,039,552
Interest expense	2,548,917	2,094,454

Income (loss) before income taxes	(4,039,413)	1,945,098
Income tax (benefit) expense	(1,660,905)	574,000

Net (loss) income	$(2,378,508)	$1,371,098

The accompanying notes are an integral part

of these consolidated financial statements.

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the Years Ended December 31, 2014 and 2013

(unaudited)

									Excess of
									Consideration Paid Over
									Consideration
							Additional	Retained	Contributed by Continuing
	Preferred Stock				Common Stock		Paid-in	Earnings	Stockholder
	Series A	Series B	Series C	Series D	Class A	Class B	Capital	(Deficit)	Interests	Total
Balance, December 31, 2012	$4,028,707	$4,138,093	$3,246,178	$12,300,000	$927	$481	$99,000	$(1,776,880)	$(7,051,478)	$14,985,028
Equity to debt conversion				(8,194,269)						(8,194,269)
Non-cash distribution in equity to debt conversion								(4,105,731)		(4,105,731)
Net income	—	—	—	—	—	—	—	1,371,098	—	1,371,098

Balance, December 31, 2013	4,028,707	4,138,093	3,246,178	4,105,731	927	481	99,000	(4,511,513)	(7,051,478)	4,056,126
Net loss	—	—	—	—	—	—	—	(2,378,508)	—	(2,378,508)

Balance, December 31, 2014	$4,028,707	$4,138,093	$3,246,178	$4,105,731	$927	$481	$99,000	$(6,890,021)	$(7,051,478)	$1,677,618

The accompanying notes are an integral part

of these consolidated financial statements.

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2014 and 2013

(unaudited)

	2014	2013
Cash flows from operating activities:
Net (loss) income	$(2,378,508)	$1,371,098
Adjustments to reconcile net (loss) income to net cash from operating activities:
Depreciation	1,722,438	1,391,072
Amortization	730,251	751,827
Deferred income tax (benefit) expense	(1,656,000)	112,000
(Gain) loss on sale of equipment	(795)	5,914
Change in operating assets and liabilities:
Accounts receivable	390,021	1,026,912
Prepaid expenses	(5,405)	(18,748)
Inventories	876,082	(1,466,754)
Income taxes	(7,076)	(304,000)
Accounts payable and accrued expenses	509,909	601,736
Deferred revenue	(930,816)	1,396,271

Net cash from operating activities	(749,899)	4,867,328

Cash flows from investing activities:
Purchase of property, plant and equipment	(4,919,510)	(6,727,905)
Proceeds from sale of property, plant and equipment	8,823	—

Net cash from investing activities	(4,910,687)	(6,727,905)

Cash flows from financing activities:
Net borrowings on revolving credit agreement	2,050,250	—
Borrowings on long-term debt	3,131,894	3,856,622
Principal payments on long-term debt	(989,977)	(531,733)

Net cash from financing activities	4,192,167	3,324,889

Change in cash	(1,468,419)	1,464,312
Cash at beginning of year	1,937,968	473,656

Cash at end of year	$469,549	$1,937,968

Supplemental disclosure of cash flow information:
Interest paid	$2,541,700	$2,055,401

Equity to debt conversion	$—	$12,300,000

Taxes	$—	$771,000

The accompanying notes are an integral part

of these consolidated financial statements.

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

1.	BUSINESS OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Operations—Galaxy Tool Holding Corporation and Subsidiary (d/b/a Galaxy Technologies) is in the business of manufacturing and designing precision tools and parts, fabricating steel and aluminum assemblies, and producing secondary equipment for the customers in the aerospace industry. Additionally, the Company serves customers in the plastic products industry with manufacturing and repairing injection and blow molds and designing component parts and secondary equipment. The Company’s customers are located throughout the United States and internationally. The Company is headquartered in Winfield, Kansas, where it has a manufacturing facility.

Principles of Consolidation—The accompanying consolidated financial statements include the accounts of Galaxy Tool Holding Corporation and its wholly-owned subsidiary, Galaxy Technologies, Inc. (the “Company”). All material intercompany related party balances and transactions have been eliminated in the consolidation.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect: (1) the reported amounts of assets and liabilities, (2) disclosures such as contingencies, and (3) the reported amounts of revenues and expenses included in such financial statements. Actual results could differ from those estimates.

Cash and Cash Equivalents—For purposes of reporting the statements of cash flows, the Company considers all cash accounts, which are not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less, to be cash equivalents. The Company maintains its cash in bank deposit accounts that, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

Accounts Receivable, Trade—Trade receivables are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history, and current economic conditions. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received.

A trade receivable is considered to be past due if any portion of the receivable balance is outstanding for more than 30 to 60 days, depending on the customer. Interest is not charged on past due accounts.

Inventories—Inventories are stated at the lower of cost or market, with cost determined by the first-in, first-out (FIFO) method. Work-in-process includes material, labor, and allocable factory overhead costs.

Property, Plant and Equipment—Property, plant and equipment are carried at cost. Depreciation is computed using the straight-line method, using estimated useful lives. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is charged to income as incurred; significant renewals and betterments are capitalized. Deduction is made for retirements resulting from renewals or betterments.

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

1.	BUSINESS OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Customer List—The Company is amortizing its customer list, using a straight-line method, over a 7 1⁄2 year period.

Goodwill—Goodwill is not amortized, but is subject to an annual impairment test, as well as when an event triggering impairment may have occurred. The Company has elected to perform its annual analysis during the fourth quarter. No indicators of impairment were identified for the years ended December 31, 2014 and 2013.

Impairment of Long-Lived Assets—Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimate future net cash flows (undiscounted and without interest charges) expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. There were no impairment losses recognized for the years ending December 31, 2014 or 2013.

Deferred Revenue—Deferred revenue represents deposits and progress billings on jobs in progress.

Income Taxes—Deferred tax assets and liabilities are recognized for temporary differences and loss carryforwards. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. When applicable, deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of all the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Company recognizes the financial statement effects of a tax position only when it believes it can more likely than not sustain the position upon an examination by the relevant tax authority. Tax years that remain subject to examination in the Company’s major tax jurisdictions (Federal and State of Kansas) are 2011, 2012, 2013 and 2014.

Revenue Recognition—Revenue is recognized upon shipment of goods. Shipping and handling charges are included in revenue. Shipping and handling costs are included in cost of goods sold.

Advertising Costs—The Company expenses costs of advertising as they are incurred. Advertising expense for the years ended December 31, 2014 and 2013 was $27,694 and $45,974, respectively.

Subsequent Events—Subsequent events have been evaluated through March 17, 2015, which is the date the financial statements were available to be issued.

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

2.	BUSINESS ACQUISITION

On August 22, 2008, the Company acquired 100% of the stock of Galaxy Tool Corporation and its subsidiary, Encompass Tool & Machine, Inc., under the terms of a stock purchase agreement. The stock purchase transaction was accounted for in accordance with EITF Issue No. 88-16, Basis in Leveraged Buyout Transactions, and EITF Issue No. 90-12, Allocating Basis in Individual Assets and Liabilities for Transactions Within the Scope of EITF Issue No. 88-16. The aggregate purchase price was allocated to the assets and liabilities of the Company based upon an allocation of their respective carryover and fair market values. The carryover interest on the transaction was 38.6%. The portion of the acquisition recognized at fair value was 61.4%. The caption “consideration paid over consideration contributed by continuing stockholder interests” within the equity section of the accompanying balance sheets represents the difference between the fair value and the carrying value of the 38.6% carryover interest.

3.	INVENTORIES

Inventories consist of the following at December 31:

	2014	2013
Raw materials	$266,991	$322,947
Work-in-process parts and labor	3,137,050	3,957,176

	$3,404,041	$4,280,123

4.	INSTALLATIONS IN PROGRESS

During 2013, the Company started an expansion project to expand capabilities of the Company. The expansion consists of new equipment and a new building to house the equipment. The total expected cost of the expansion project for the building and equipment was estimated at $5 million. Included in installations in progress at December 31, 2013, are costs of $3,090,561 ($1,784,084 for the building and $1,306,477 for the equipment). These costs have been financed through construction lines of credit (see Note 7). This project was completed and the respective assets were placed in service during 2014. The construction line of credit related to the new building was converted to an amortizing term note during 2014, and the construction line of credit related to the new equipment was converted to a term note subsequent to December 31, 2014 (see Note 7).

5.	DEPRECIATION

Depreciation expense for the years ended December 31, 2014 and 2013, based on useful lives shown below, consists of:

	2014	2013	Useful Lives
Building and improvements	$100,776	$92,060	40 years
Machinery and equipment	1,528,938	1,214,675	3 to 10 years
Computer hardware and software	84,660	77,000	3 to 10 years
Office furniture and equipment	8,064	7,337	3 to 10 years

	$1,722,438	$1,391,072

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

6.	INTANGIBLE ASSETS

The net values for intangible assets at December 31, 2014 and 2013 were as follows:

	2014			2013
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Customer list	$5,476,880	$(4,643,596)	$833,284	$5,476,880	$(3,913,345)	$1,563,535

Amortization expense of the customer list for the years ended December 31, 2014 and 2013 was $730,251. Estimated amortization expense for each of the following years is:

2015	$730,251
2016	103,033

$833,284

Goodwill of $8,679,091 was recognized with the acquisition as described in Note 2 and there were no changes in its carrying amount for the years ended December 31, 2014 and 2013.

7.	REVOLVING LINES-OF-CREDIT AND LONG-TERM DEBT

Revolving Lines-of-Credit—The Company has a revolving line of credit agreement with a shareholder of the Company that expires on September 30, 2015. Under the agreement, the Company may borrow up to $2,500,000. The unpaid principal balance carries an interest rate of LIBOR plus 8% with a minimum interest rate of 10% per annum. The interest rate as of December 31, 2014 was 10%. This revolving line-of-credit is also subject to an unused revolving commitment fee of 1% each month prior to the maturity date, as well as the terms and conditions that are outlined in the security agreement applicable to the subordinated notes payable shown below. At December 31, 2014, $2,050,250 was drawn on the line and $499,750 was available. Subsequent to year end, this line was extended to allow the Company to borrow up to $4,500,000. All other terms remained the same.

Under terms of the revolving line-of-credit agreement with a bank, which expired November 2014 and was not renewed, the Company was able to borrow up to $1,000,000, limited to 70% of eligible accounts receivable, 50% of the book value of eligible inventory (inventory is limited to 50% of eligible accounts receivable). The interest rate at December 31, 2013 was 5.75%. The agreement was secured by substantially all of the Company’s accounts receivable, inventories, and equipment. The agreement and other long-term debt with the same bank contain certain restrictive covenants common to these types of agreements. At December 31, 2013, the full line was available to be drawn on.

Construction Lines-of-Credit—Under terms of two construction line-of-credit agreements with a bank, the Company was able to borrow up to $2.5 million in relation to construction of a new building and $2.2 million for costs associated with the addition of new equipment. The interest rate for both lines-of-credit at December 31, 2013 was 4.5%. Payments of interest only were required on the outstanding balances until the asset completion dates.

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

7.	REVOLVING LINES-OF-CREDIT AND LONG-TERM DEBT (CONTINUED)

During 2014, the construction line-of-credit of $2.5 million in relation to the construction of a new building was completed and the Company converted the construction line of credit to long-term debt, outlined below. Additional costs in excess of the original $2.2 million on the new equipment were incurred in 2014 and a new construction line of credit, subject to the same terms noted above, was created for an additional $214,000. The total amount drawn on the equipment lines as of December 31, 2014 was $2,413,779.

Subsequent to year end, the Company converted the construction lines-of-credit related to the equipment to a note payable to a bank; due in monthly payment of $33,680 including interest at 4.50% through maturity in February of 2020. The loan is collateralized by equipment.

Long-term debt at December 31, 2014 and 2013 consists of the following:

	2014	2013

Subordinated notes payable to a stockholder of the Company; interest at the greater of 13.5% or a floating rate equal to the LIBOR plus 9.5% (the rate was 13.5% at December 31, 2014); due in full in August 2017. The loan is collateralized by substantially all assets of the Company. The note is subordinated to the revolving credit agreement, construction lines-of-credit and term loans disclosed above. Under the terms of the subordinated note payable agreement, the Company is subject to certain restrictions, which include, but are not limited to, making equity distributions; limitations on indebtedness, capital expenditures, management fees and leases; and restrictions on investments. The Company is also required to comply with certain financial covenants; including minimum EBITDA levels and a fixed charge coverage ratio. The subordinated note payable agreement contains a prepayment premium clause that requires the Company to pay a premium for prepayments on or prior to the maturity date. The dates and percentages related to this clause are 3% of principal prepaid in year one, 2% in year two, and 1% in year three from the anniversary of August 2010. The note also contains a clause that, as permitted under the subordination agreement, requires the Company to prepay the outstanding amount based on excess cash flow, as defined in the agreement. The note also provides for an exit fee of $1,939,532 plus 8.6% per annum of the greater of the outstanding principal balance or $11,640,000, payable upon any charge of control that occurs prior to the payoff of the amounts due under the note.

	$15,520,000	$15,520,000
Note payable to a bank, converted from a construction line-of-credit; due in monthly payments of $26,005 including interest at 4.50% through maturity in October of 2019. The loan is collateralized by a building.	2,468,562	—

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

7.	REVOLVING LINES-OF-CREDIT AND LONG-TERM DEBT (CONTINUED)

	2014	2013
Note payable to a bank; due in monthly payments of $28,017 including interest at 4.50% through maturity in December of 2018. The loan is collateralized by equipment, accounts receivable, and inventory.	$1,227,097	$1,501,030
Note payable to a bank; due in monthly payments of $38,681 including interest at 5.95% through maturity in April of 2017. The loan is collateralized by equipment, accounts receivable, and inventory.	1,007,968	1,398,653
Note payable to a bank; due in monthly payments of $16,164 including interest at 5.95% through September 2016 and prime plus 2% thereafter, through maturity in September 2018. The loan is collateralized by equipment, accounts receivable, and inventory.	649,516	799,519
Note payable to a bank; due in monthly payments of $9,448 including interest at 4.50% through maturity in September of 2018. The loan is collateralized by equipment, accounts receivable, and inventory.	389,969	483,019
Financed vehicle payable to dealer; due in monthly payments of $1,159 including interest at 6.35%. The loan was collateralized by the vehicle and paid in full during 2014.	—	50,868

	21,263,112	19,753,089
Less current maturities	1,163,485	920,754

	$20,099,627	$18,832,335

Annual maturities of long-term debt at December 31, 2014, are as follows:

Year ending December 31,
2015	$1,163,485
2016	1,225,527
2017	16,495,367
2018	783,246
2019	1,595,487

$21,263,112

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

8.	INCOME TAX

Deferred Income Taxes—Net deferred tax assets (liabilities) consist of the following at December 31, 2014 and 2013:

	2014	2013
Deferred tax assets:
Accounts receivable	$4,000	$4,000
Accrued expenses	86,000	90,000
State net operating loss and credit carryforwards (expires starting 2021)	414,000	41,000
Federal net operating loss carryforward (expires 2034)	1,714,000	—

Deferred tax assets	2,218,000	135,000

Deferred tax liabilities:
Property, plant and equipment	(2,442,000)	(1,723,000)
Customer list	(333,000)	(625,000)

Deferred tax liabilities	(2,775,000)	(2,348,000)

Net deferred tax liabilities	$(557,000)	$(2,213,000)

Deferred tax assets and (liabilities) are classified on the balance sheet as follows:

	2014	2013
Short-term asset	$1,210,000	$135,000
Long-term liability	(1,767,000)	(2,348,000)

Net deferred tax liabilities	$(557,000)	$(2,213,000)

Income Tax Expense (Benefit)—Income tax expense (benefit) for the years ended December 31, 2014 and 2013 is comprised of the following:

	2014	2013
Current	$(4,905)	$462,000
Deferred	(1,656,000)	112,000

Total	$(1,660,905)	$574,000

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income from operations because of state taxes, nondeductible expenses, and tax credits.

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

9.	EMPLOYEE BENEFIT PLAN

The Company has a defined contribution plan covering all employees meeting the eligibility requirements of the plan. The Company contributes a discretionary percentage of employee contributions as determined annually by the Board of Directors. Retirement plan matching expense for the years ended December 31, 2014 and 2013 was $121,550 and $121,290, respectively.

10.	OPERATING LEASES

The Company leases equipment under operating leases expiring in the years 2015 through 2018. Total rent expense under all operating leases amounted to $313,681 and $290,683 for the years ended December 31, 2014 and 2013, respectively.

The following is a schedule of future minimum rental payments required under the operating leases as of December 31, 2014:

Year Ending December 31,
2015	$269,294
2016	212,642
2017	134,924
2018	26,506

$643,366

11.	COMMON AND PREFERRED STOCK

Common stock consists of Class A, B and C shares. Class A and B shares are voting. Class C shares are non-voting. Upon a triggering event, such as a letter of intent to sell the Company, failure to meet certain EBITDA levels, or a default under the loan agreements, the Class B shares may become Class A shares at the option of the holder. Upon corporate liquidation or dissolution, after preferred shareholders receive their liquidation value, the remaining proceeds are divided between Class A and B shares, except that the proceeds allocated to Class B shares are allocated in part to Class C shares based on certain internal rates of return earned by one of the principal stockholders on his preferred and common stock investment in the Company.

Preferred stock consists of series A, B, C, and D shares carried at the original issue price of $1 per share for Series A and B, $3.50 for Series C and $12.30 for Series D. All shares are designated as nonvoting. However, a majority of Series A, C and D shareholders must approve certain corporate matters of significance, including amendments to the Articles of Incorporation, share issuances or redemptions, asset or stock sales or mergers, hiring of a Chief Executive Officer and change in number of board members. Dividends on the shares are payable when and if declared by the board. Dividends compound annually and are cumulative. Dividend rates are 15% on Series A shares, 6% on Series B, 15% on Series C and 6% on Series D (prior to February 28, 2013 the dividend rate was 17.5% on Series D). Series D shares have first priority in liquidation or dissolution, receiving their original issuance

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

11.	COMMON AND PREFERRED STOCK (CONTINUED)

price plus unpaid dividends. Series C shares have second priority receiving 1.5 times their original issuance price plus unpaid dividends; followed by Series A shares and lastly Series B shares, both of which receive their original issue price plus unpaid dividends. Dividend payments receive the same priority with Series C dividends payable only if Series D accumulated dividends have been paid, Series A after Series C dividends are paid and Series B after Series A dividends are paid.

All shares may be redeemed at the holder’s option after six years from the date of issuance. The redemption dates are August 2014 for Series A and B shares and August 2016 for Series C or D shares, or after satisfaction of all amounts due under loans extended to the Company by the holders (see Note 7). Redemption is mandatory in the case of a qualified public offering of the Company’s common stock.

The agreement between the stockholders also provides for various rights of electing the members of the Company’s Board of Directors and requires consents as to the sale of the Company.

In connection with the acquisition discussed in Note 2, the Company issued warrants to an outside entity for investment banker services to allow the entity to purchase 5,389 Class A common shares for $1 per share. No value was ascribed to the warrants. The warrants expire in August 2020.

During 2013, $8.2 million of preferred D stock was redeemed and a dividend of $4.1 million was paid on these shares through conversion into debt for the Company.

12.	MAJOR CUSTOMERS

Sales to major customers and accounts receivable balances for the years ended December 31, 2014 and 2013 are as follows:

	2014		2013
	Percent of Revenues	Percent of Accounts Receivable at December 31	Percent of Revenues	Percent of Accounts Receivable at December 31
Customer A	10%	28%	3%	5%
Customer B	4%	13%	11%	10%
Customer C	17%	3%	10%	20%

GALAXY TOOL HOLDING CORPORATION

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

13.	RELATED PARTIES

The Company pays a management services fee to a stockholder. In August 2010 an agreement deferring payment until 2017 of the fee was entered into with the stockholder. The fee continues to accrue. Total expense for the years ended December 31, 2014 and 2013 was $225,000. Included in accrued expenses at December 31, 2014 and 2013 are fees of $1,008,750 and $783,750, respectively, that remain payable.

As discussed in Note 7, the Company has a line-of-credit and debt agreement with the same stockholder. Interest expense for the years ended December 31, 2014 and 2013 was $1,994,329 and $1,856,775, respectively.